UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2013

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 27, 2013, Gulfport Energy Corporation (the “Company”), as borrower, entered into an Amended and Restated Credit Agreement with The Bank of Nova Scotia, as administrative agent, sole lead arranger and sole bookrunner, Amegy Bank National Association, as syndication agent, KeyBank National Association, as documentation agent, and the other lenders party thereto (the “Amended and Restated Credit Agreement”), which amends and restates in its entirety the Company’s existing Credit Agreement, dated as of September 30, 2010, as amended. The Amended and Restated Credit Agreement provides for an increase in the maximum facility amount from $350 million to $1.5 billion, with an increase in borrowing base availability as of December 27, 2013 from $50 million to $150 million. The Amended and Restated Credit Agreement matures on June 6, 2018.

The Amended and Restated Credit Agreement is secured by substantially all of the Company’s assets. The Company’s wholly-owned subsidiaries guaranteed the obligations of the Company under the Amended and Restated Credit Agreement.

Advances under the Amended and Restated Credit Agreement may be in the form of either base rate loans or eurodollar loans. The interest rate for base rate loans fluctuates and is equal to (1) the applicable rate, which ranges from 0.50% to 1.50%, plus (2) the highest of: (a) the federal funds rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by agent as its “prime rate,” and (c) the eurodollar rate for an interest period of one month plus 1.00%. The interest rate for eurodollar loans fluctuates and is equal to (1) the applicable rate, which ranges from 1.50% to 2.50%, plus (2) the London interbank offered rate that appears on Reuters Screen LIBOR01 Page for deposits in U.S. dollars, or, if such rate is not available, the offered rate on such other page or service that displays the average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars, or, if such rate is not available, the average quotations for three major New York money center banks of whom the agent shall inquire as the “London Interbank Offered Rate” for deposits in U.S. dollars.

The Amended and Restated Credit Agreement contains customary negative covenants for transactions of this type, including, but not limited to, restrictions on the Company’s and its subsidiaries’ ability to: incur indebtedness; grant liens; pay dividends and make other restricted payments; make investments; make fundamental changes; enter into swap contracts and forward sales contracts; dispose of assets; change the nature of their business; and enter into transactions with their affiliates. The negative covenants are subject to certain exceptions as specified in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement also includes customary events of default, including, among other things: non-payment; breach of covenant; breach of representation or warranty; cross-default under certain other indebtedness or guarantees; commencement of insolvency proceedings; inability to pay debts; entry of certain material judgments against the Company or its subsidiaries; occurrence of certain ERISA events; invalidity of loan documents; early termination of certain swap contracts; default under forward sales contracts; and certain changes of control.

Certain lenders under the Amended and Restated Credit Agreement or their affiliates have provided and/or may in the future provide financial advisory, investment banking and commercial banking services in the ordinary course of business to the Company and certain of its affiliates, for which they have received, and may in the future receive, customary fees and expense reimbursement. Further, certain of these lenders or their affiliates have entered, and may in the future enter, into hedging transactions with the Company or its affiliates, in the ordinary course of business, for which they have received and will receive customary compensation.

The preceding summary of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in Item 2.03 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

10.1	Amended and Restated Credit Agreement, dated as of December 27, 2013, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent, sole lead arranger and sole bookrunner, Amegy Bank National Association, as syndication agent, KeyBank National Association, as documentation agent, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: January 3, 2014	By:	/s/ Michael G. Moore
Michael G. Moore
President, Chief Financial Officer and Secretary

Exhibit Index

Number	Exhibit

10.1	Amended and Restated Credit Agreement, dated as of December 27, 2013, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent, sole lead arranger and sole bookrunner, Amegy Bank National Association, as syndication agent, KeyBank National Association, as documentation agent, and the other lenders party thereto.